UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 5, 2006

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 Material Impairments

On September 5, 2006, CFS Bancorp, Inc. (the "Company") concluded that an impairment charge was required with respect to one of its assets pursuant to generally accepted accounting principals.

The asset in question is related to a loan that was secured by a hotel, the owner of which had filed for bankruptcy in 2004. This asset had been transferred to Other Real Estate Owned in the second quarter of this year with a balance of $5.2 million. On September 5, 2006, the Chapter 11 bankruptcy Trustee completed the bidding process. On September 6, 2006, the U.S. Bankruptcy Court approved the sale of the hotel for $5.0 million.

After application of escrowed funds, payment of the real estate taxes, mechanics’ lien claims, trustee’s fees and expenses, and closing costs, the Company estimates it will receive net proceeds from the sale that will range from $3.7 million to $3.9 million. While the Company is seeking, and expects to, recover additional funds related to the debt from other sources, those recoveries are uncertain in nature and amount. Therefore, the Company’s expected pre-tax loss on the sale of the real estate will range from $1.3 million to $1.5 million. The sale is expected to close in mid-September this year.

The effect of the above-described loss on earnings for the third quarter of this year is expected to be partially offset by an unanticipated one-time pre-tax gain of $877,000 on the sale of the Company’s investment in certain trust preferred securities which had been the subject of previous impairment charges totaling $1.0 million taken in 2004.

ITEM 9.01 Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: September 8, 2006	By:	/s/ Brian L. Goins
Brian L. Goins
Sr. Vice President - Corporate Counsel